EXHIBIT 99.1

HSN, Inc. Reports Third Quarter Results

ST. PETERSBURG, Fla., Nov. 6, 2008 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the third quarter ended September 30, 2008 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

                           SUMMARY RESULTS
             ($ in thousands, except per share amounts)

                                        Q3 2008    Q3 2007    Change
                                       ---------  ---------  ---------
 Net Sales                             $ 672,348  $ 680,762       (1%)
 Non-GAAP:
  Adjusted EBITDA                      $  37,500  $  53,850      (30%)
  Adjusted Net Income                  $  14,830  $  27,958      (47%)
  Adjusted EPS                         $    0.26  $    0.49      (47%)
 GAAP:
  Operating Income                     $  12,316  $  36,427      (66%)
  Net Income                           $   2,181  $  16,655      (87%)
  Diluted EPS                          $    0.04  $    0.29      (86%)

"We are continuing to move forward with our strategies as we navigate our way through an obviously difficult retail environment," said Mindy Grossman, Chief Executive Officer of HSNi.

"At HSN, sales growth was driven by an increase in our active customers as they responded to fresh, innovative products, outstanding value, and tremendous improvement in customer service. Even in this challenging economy, HSN has recorded a sales increase in each quarter this year. Nevertheless, we are well aware that the business backdrop has changed dramatically. In response, we have moved quickly to maximize sales and profitability in the short-term without compromising our long-term business strategy. We are assessing changes in consumer demand on a daily basis and are taking advantage of the agility our model provides to keep our strategy on track."

Ms. Grossman continued, "Cornerstone has presented more of a challenge. We are disappointed that the turnaround is progressing more slowly than we had hoped. However, this is due primarily to the overall macroeconomic environment. The home and apparel industries, which are Cornerstone's primary businesses, have been particularly hard-hit by this economic downturn. Nonetheless, we believe that recent organizational and operational changes and the new leadership team we now have in place will enable Cornerstone to weather this challenging period.

"In response to the current environment, we are aggressively managing our operating and capital expenditures, focusing on inventory management and gross profit improvement, and tightening credit policies. We remain focused on building our customer base across our multi-channel network, maintaining financial discipline, and delivering a unique and differentiated shopping experience to our customers."

                           SEGMENT RESULTS
                           ($ in thousands)

                                        Q3 2008    Q3 2007    Change
                                       ---------  ---------  ---------
 Net sales
  HSN                                  $ 471,040  $ 452,719        4%
  Cornerstone                            201,308    228,043      (12%)
                                       ---------  ---------  ---------
  Total HSNi                           $ 672,348  $ 680,762       (1%)
                                       =========  =========  =========

 Gross profit
  HSN                                  $ 155,431  $ 157,175       (1%)
  Cornerstone                             80,395     99,119      (19%)
                                       ---------  ---------  ---------
  Total HSNi                           $ 235,826  $ 256,294       (8%)
                                       =========  =========  =========

 Adjusted EBITDA (Non-GAAP measure)
  HSN                                  $  35,454  $  42,099      (16%)
  Cornerstone                              2,046     11,751      (83%)
                                       ---------  ---------  ---------
  Total HSNi                           $  37,500  $  53,850      (30%)
                                       =========  =========  =========

 Operating income
  HSN                                  $  17,223  $  30,217      (43%)
  Cornerstone                             (4,907)     6,210     (179%)
                                       ---------  ---------  ---------
  Total HSNi                           $  12,316  $  36,427      (66%)
                                       =========  =========  =========

HSN Segment Results

HSN's net sales grew 4% to $471.0 million from $452.7 million in the prior year. HSN.com net sales grew 17% over the prior year and now represent 28% of HSN net sales. HSN added 3% new customers during the quarter and grew its 12-month active customer base by 3.4%. The average customer spend was up 4%. Shipped units were essentially flat while average price point increased 4% to $59.66 as the mix of products sold shifted to electronics, housewares and fitness. These increases were offset by decreases in jewelry, apparel and home fashions. Returns decreased to 20.0% from 20.3% in the prior year primarily due to the product mix shift.

Gross profit margin declined to 33.0% from 34.7% in the prior year. The decline was a result of the product mix shift, increased promotional activity in jewelry and fashion and increased shipping and handling costs due to the product mix and higher fuel costs.

Adjusted EBITDA declined 16% due to the decrease in gross profit and an increase in operating expenses. Operating expenses increased as a result of higher payroll and marketing costs and bad debt expense. HSN increased its bad debt provision in anticipation of losses associated with its extended payment program. Accounts receivable outstanding under this program were $113.2 million at September 30, 2008, compared to $122.2 million in the third quarter last year. The reserve for bad debt increased to 7.6% of receivables from 4.4% in the prior year. Receivables declined even though sales increased as the company actively reduced the amount of credit extended under this payment program.

Cornerstone Segment Results

Net sales for Cornerstone decreased 12% to $201.3 million as compared to $228.0 million in the prior year as consumer demand for home furnishings and apparel continued to decline in the current macroeconomic environment.

Gross profit margin declined to 39.9% from 43.5% as a result of increased promotional activity to reduce inventory levels which were down 19% from the prior year. Increased shipping and handling costs further reduced gross profit margins.

Cornerstone's Adjusted EBITDA margin declined to 1.0% from 5.2% in the prior year. Lower gross profit was partially offset by reduced costs associated with a 14% decrease in catalog circulation and lower payroll costs offset by increased severance associated with a reduction in headcount.

Other Selected Financial Results

Operating income was $12.3 million as compared to $36.4 million in the prior year. This quarter, HSNi recognized $10.3 million of non-cash compensation expense ($7.5 million for HSN and $2.8 million for Cornerstone) due principally to the modification of stock-based awards in connection with the spin-off from IAC as compared to $2.5 million of non-cash compensation recorded in the prior year.

HSNi's effective income tax rate for continuing operations was 19% for the third quarter of 2008 as compared to 38% in the prior year. The decrease in the tax rate is primarily due to the settlement of certain income tax related liabilities.

Liquidity and Capital Resources

For the nine months ended September 30, 2008, HSNi generated net cash provided by operating activities of $24.0 million and had cash and cash equivalents as of September 30, 2008 of $56.4 million.

In connection with the spin-off from IAC, HSNi entered into a $150 million term loan and a $150 million revolving credit facility and issued $240 million of 11.25% senior notes. The net proceeds from the term loan and senior notes, less $50 million in cash retained by HSNi, were used to fund a $334 million cash distribution to IAC. Interest expense for the third quarter of 2008 was $6.5 million.

Subsequent to quarter end, HSNi borrowed $40 million under its revolving credit facility. HSNi took this measure due to the current uncertainty in the credit markets and in order to ensure financial flexibility. To the extent necessary, the funds will be used to support working capital needs.

                        KEY OPERATING METRICS

                                        Q3 2008    Q3 2007    Change
                                       ---------  ---------  ---------
 HSN, Inc.                       (a)
 ---------
  Units shipped (mm)                        12.3       12.5       (2%)
  Gross profit%                             35.1%      37.6% (250 bps)
  Return rate                               18.7%      18.8%  (10 bps)
  Average price point                  $   61.48  $   61.08        1%
  Internet net sales %           (b)        35.2%      32.5%       7%

 (a) HSN, Inc. includes HSN and Cornerstone for all periods presented.
 (b) Internet sales as a percent of total HSN, Inc. net sales.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. HSNi's actual results could differ materially from those predicted. Factors that could cause or contribute to such differences include but are not limited to: the impact of the credit crisis; the economic downturn and other changes in political, business and economic conditions, including conditions that affect consumer confidence, consumer spending or ecommerce growth; changes in the interest rate environment or overall credit markets; HSNi's business prospects and strategy in light of the recently completed spin-off transaction; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; technological or regulatory changes; changes in senior management; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; and changes in product delivery costs. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors" section of the HSNi's Registration Statement on Form S-1 filed with the SEC on August 20, 2008. Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Reported results should not be considered as an indication of future performance. HSNi does not undertake to update any forward-looking statements.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on November 6, 2008 at 11:00 a.m, Eastern Time, to discuss these results. Those interested in participating in the conference should call 877-741-4249 or 719-325-4790 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via the company's website at http://www.hsni.com.

Replays of the conference call can be accessed from 2:00 p.m., Eastern Time, on Thursday, November 6, until midnight, Eastern Time, on Thursday, November 20, by dialing 888-203-1112 or 719-457-0820, plus the passcode 4859621.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone Brands. HSNi offers innovative, differentiated retail experiences on TV, online, in catalogs, and in brick and mortar stores. HSNi ships 50 million products and handles 50 million inbound customer calls annually. HSN, which created the television retail industry 31 years ago, now reaches approximately 90 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com ranks in the top 30 of the top 500 internet retailers, is one of the top 10 trafficked e-commerce sites, and has more than a quarter million unique users every day. In addition to its existing media platforms, HSN is the industry leader in technological innovation including services such as Shop by Remote, the only service of its kind in the U.S., and Video on Demand. Cornerstone Brands comprises leading home and apparel lifestyle brands including Ballard Design, Frontgate, Garnet Hill, Improvements, Smith+Noble, The Territory Ahead and Travelsmith. Cornerstone Brands distributes 345 million catalogs annually, operates seven separate e-commerce sites and operates 25 retail stores.

                      GAAP FINANCIAL STATEMENTS

 HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
 (unaudited; in thousands except per share amounts)

                          Three Months Ended       Nine Months Ended
                             September 30,           September 30,
                        ----------------------  ----------------------
                           2008        2007        2008        2007
                        ----------  ----------  ----------  ----------

 Net sales              $  672,348  $  680,762  $2,045,060  $2,028,974
 Cost of sales             436,522     424,468   1,325,185   1,264,648
                        ----------  ----------  ----------  ----------
  Gross profit             235,826     256,294     719,875     764,326
                        ----------  ----------  ----------  ----------

 Operating expenses:
  Selling and marketing    134,106     139,065     415,102     429,075
  General and
   administrative           58,528      52,222     168,688     157,262
  Production and
   programming              15,980      13,630      44,791      42,377
  Amortization of
   non-cash marketing        3,761       3,993       8,022       4,442
  Amortization and
   impairment of
   intangibles               1,755       2,197      84,209       8,983
  Depreciation               9,380       8,760      27,801      25,849
  Goodwill impairment           --          --     221,500          --
                        ----------  ----------  ----------  ----------
  Total operating
   expenses                223,510     219,867     970,113     667,988
                        ----------  ----------  ----------  ----------
  Operating income
   (loss)                   12,316      36,427    (250,238)     96,338
 Other (expense) income:
  Interest expense          (6,461)         --      (6,461)         --
  Other income (expense)       365          36         404         (31)
                        ----------  ----------  ----------  ----------
 Total other (expense)
  income, net               (6,096)         36      (6,057)        (31)
                        ----------  ----------  ----------  ----------
 Income (loss) from
  continuing operations
  before income taxes        6,220      36,463    (256,295)     96,307
 Income tax (provision)
  benefit                   (1,202)    (13,874)     21,342     (36,645)
                        ----------  ----------  ----------  ----------
 Income (loss) from
  continuing operations      5,018      22,589    (234,953)     59,662
 (Loss) gain on sale of
  discontinued
  operations, net of tax        --      (4,223)         --      30,572
 (Loss) income from
  discontinued
  operations, net of tax    (2,837)     (1,711)     (3,366)     18,114
                        ----------  ----------  ----------  ----------
 Net income (loss)      $    2,181  $   16,655  $ (238,319) $  108,348
                        ==========  ==========  ==========  ==========
 Income (loss) from
  continuing operations
  per share:
  Basic                 $     0.09  $     0.40  $    (4.18) $     1.06
  Diluted               $     0.09  $     0.40  $    (4.18) $     1.05

 Net income (loss) per
  share:
  Basic                 $     0.04  $     0.30  $    (4.24) $     1.93
  Diluted               $     0.04  $     0.29  $    (4.24) $     1.91

 Shares used in
  computing earnings per
  share:
  Basic                     56,207      56,206      56,206      56,206
  Diluted                   56,665      56,649      56,206      56,649

             SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

 HSN, INC. CONSOLIDATED BALANCE SHEETS
 (in thousands)

                                            September 30, December 31,
                                                2008          2007
                                            ------------  ------------
                                             (unaudited)   (audited)

                  ASSETS
 Cash and cash equivalents                  $     56,365  $      6,220
 Accounts receivable, net                        135,093       192,609
 Inventories                                     363,298       317,411
 Deferred income taxes                             7,070        24,606
 Prepaid expenses and other current assets        61,808        55,182
                                            ------------  ------------
  Total current assets                           623,634       596,028
 Property and equipment, net                     152,131       155,805
 Goodwill                                      2,662,700     2,884,389
 Intangible assets, net                          487,453       571,662
 Other non-current assets                         23,841        12,747
                                            ------------  ------------
 TOTAL ASSETS                               $  3,949,759  $  4,220,631
                                            ============  ============
    LIABILITIES AND SHAREHOLDERS' EQUITY
 LIABILITIES:
 Accounts payable, trade                    $    206,619  $    260,531
 Current maturities of long-term debt             11,287            --
 Accrued expenses and other current
  liabilities                                    151,243       188,312
                                            ------------  ------------
  Total current liabilities                      369,149       448,843
 Long-term debt, less current liabilities        377,230            --
 Deferred income taxes                           795,199       819,969
 Other long-term liabilities                       8,363         8,933
                                            ------------  ------------
  Total liabilities                            1,549,941     1,277,745

 TOTAL SHAREHOLDERS' EQUITY                    2,399,818     2,942,886
                                            ------------  ------------
 TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                    $  3,949,759  $  4,220,631
                                            ============  ============

             SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

 HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
 (unaudited; in thousands)

                                                   Nine Months Ended
                                                     September 30,
                                                ----------------------
                                                   2008        2007
                                                ----------  ----------

 Cash flows from operating activities
  attributable to continuing operations:
  Net (loss) income                             $ (238,319) $  108,348
 Less: (loss) income from discontinued
   operations, net of tax                           (3,366)     48,686
                                                ----------  ----------
 (Loss) income from continuing operations         (234,953)     59,662
 Adjustments to reconcile (loss) income from
  continuing operations to net cash provided by
  operating activities attributable to
  continuing operations:
  Depreciation                                      27,801      25,849
  Amortization and impairment of intangibles        84,691       8,983
  Goodwill impairment                              221,500          --
  Non-cash compensation expense                     18,025       8,730
  Amortization of cable and satellite
   distribution fees                                 3,068       3,659
  Amortization of non-cash marketing                 8,022       4,442
  Deferred income taxes                            (30,017)    (12,263)
  Bad debt expense                                  14,048       8,939
  Changes in current assets and liabilities:
  Accounts receivable                               43,529      (5,875)
  Inventories                                      (45,887)    (53,917)
  Prepaid and other current assets                  (6,932)     (5,895)
  Accounts payable and other current liabilities   (78,876)    (20,594)
                                                ----------  ----------
 Net cash provided by operating activities
  attributable to continuing operations             24,019      21,720
                                                ----------  ----------
 Cash flows from investing activities
  attributable to continuing operations:

    Capital expenditures                           (26,732)    (33,106)
    Transfers from IAC                              17,021       9,779
     Other, net                                         --         128
                                                ----------  ----------
 Net cash used in investing activities
  attributable to continuing operations             (9,711)    (23,199)
                                                ----------  ----------
 Cash flows from financing activities
  attributable to continuing operations:

  Proceeds from issuance of long-term debt, net
   of issuance costs                               373,894          --
  Principal payments on long-term obligations         (140)         --
  Distribution to IAC in connection with the
   spin-off                                       (333,799)         --
  Excess tax benefits from stock-based awards          135       2,177
                                                ----------  ----------
 Net cash provided by financing activities
  attributable to continuing operations             40,090       2,177
                                                ----------  ----------
 Total cash provided by continuing operations       54,398         698

 Total cash used in discontinued operations         (6,286)    (50,860)
  Effect of exchange rate changes on cash and
   cash equivalents                                  2,033         937
                                                ----------  ----------
 Net increase (decrease) in cash and cash
  equivalents                                       50,145     (49,225)
  Cash and cash equivalents at beginning of
   period                                            6,220      53,367
                                                ----------  ----------
 Cash and cash equivalents at end of period     $   56,365  $    4,142
                                                ==========  ==========

             SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

            RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

 HSN, INC. RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
 (unaudited; in thousands except per share amounts)

                             Three Months Ended     Nine Months Ended
                                September 30,         September 30,
                            --------------------  --------------------
                              2008        2007      2008        2007
                            ---------  ---------  ---------  ---------
 Diluted earnings (loss)
  per share                 $    0.04  $    0.29  $   (4.24) $    1.91
                            =========  =========  =========  =========
 Net income (loss)          $   2,181  $  16,655  $(238,319) $ 108,348
 Non-cash compensation
  expense                      10,288      2,473     18,025      8,730
 Amortization of non-cash
  marketing expense             3,761      3,993      8,022      4,442
 Amortization and impairment
  of intangibles                1,755      2,197     84,209      8,983
 Goodwill impairment               --         --    221,500         --
 Loss (gain) on sale of
  discontinued operations,
  net of tax                       --      4,223         --    (30,572)
 Loss (income) from
  discontinued
  operations, net
  of tax                        2,837      1,711      3,366    (18,114)
 Impact of income taxes        (5,992)    (3,294)   (48,654)    (8,422)
                            ---------  ---------  ---------  ---------
 Adjusted Net Income        $  14,830  $  27,958  $  48,149  $  73,395
                            =========  =========  =========  =========
 GAAP diluted weighted
  average shares outstanding   56,665     56,649     56,652     56,649
 Adjusted EPS               $    0.26  $    0.49  $    0.85  $    1.30
                            =========  =========  =========  =========

 HSN, INC. RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
 (unaudited; $ in thousands)

                     Three Months Ended          Three Months Ended
                     September 30, 2008          September 30, 2007
               -----------------------------  -------------------------
                         Corner-                       Corner-
                  HSN     stone      Total       HSN    stone   Total
               -------- ---------- ---------  -------- ------- --------
 Operating
  income
  (loss)        $17,223 $  (4,907) $  12,316  $ 30,217 $ 6,210  $36,427
 Non-cash
  compensation
  expense         7,438     2,850     10,288     1,279   1,194    2,473
 Amortization
  of non-cash
  marketing       3,761        --      3,761     3,993      --    3,993
 Amortization
  of
  intangibles       142     1,613      1,755       142   2,055    2,197
 Depreciation     6,890     2,490      9,380     6,468   2,292    8,760
               -------- ---------  ---------  -------- ------- --------
 Adjusted
  EBITDA       $ 35,454 $   2,046  $  37,500  $ 42,099 $11,751  $53,850
               ======== =========  =========  ======== ======= ========

                    Nine Months Ended            Nine Months Ended
                   September 30, 2008            September 30, 2007
               -----------------------------  -------------------------
                         Corner-                       Corner-
                  HSN     stone      Total       HSN    stone   Total
               -------- ----------- --------  -------- ------- --------
 Operating
  income
  (loss)       $ 64,042 $(314,280) $(250,238) $ 76,388 $19,950 $ 96,338
 Non-cash
  compensation
  expense        12,664     5,361     18,025     4,317   4,413    8,730
 Amortization
  of non-cash
  marketing       8,022        --      8,022     4,442      --    4,442
 Amortization
  and
  impairment
  of
  intangibles       426    83,783     84,209     2,442   6,541    8,983
 Goodwill
  impairment         --   221,500    221,500        --      --       --
 Depreciation    20,210     7,591     27,801    19,322   6,527   25,849
               -------- ---------  ---------  -------- ------- --------
 Adjusted
  EBITDA       $105,364 $   3,955  $ 109,319  $106,911 $37,431 $144,342
               ======== =========  =========  ======== ======= ========

             SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization and impairment of intangibles, (3) depreciation, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from HSNi's segments, but excludes the effects of non-cash expenses or one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including non-cash compensation, non-cash marketing, amortization and impairment of intangibles, depreciation and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) one-time items, and (7) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of any other non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of any other non-cash expenses or one-time items. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Pro Forma Results

We will only present Adjusted EBITDA, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Basis of Presentation

On November 5, 2007, IAC announced its plan to separate into five independent public companies in order to better achieve certain strategic objectives of the various businesses. This transaction is referred to as the "Spin-Off."

On August 21, 2008, HSN, Inc. became an independent public company and began trading on the Nasdaq Stock Market under the symbol "HSNI." These unaudited consolidated financial statements present our results of operations, financial position, shareholders' equity and cash flows of HSN, Inc. on a combined basis up through the Spin-Off and on a consolidated basis thereafter.

For the three and nine months ended September 30, 2007, we computed basic earnings per share using the number of shares of common stock outstanding immediately following the Spin-Off, as if such shares were outstanding for the entire period. The diluted earnings per share for prior periods was computed based upon the dilutive impact of all stock-based awards outstanding immediately following the Spin-Off, as if such awards were outstanding for the entire period.

CONTACT:  HSN, Inc.
          Analysts/Investors
          Judy Schmeling
            727-872-7069
            ir@hsn.net
          Media
          Nancy Bushkin
            727-872-4084
            nancy.bushkin@hsn.net